NexCen BRANDS, INC.

September 14, 2009

Brian Lane
602 Fairway Court
Marietta, Georgia 30068

Dear Brian:

I am very pleased to offer you the position of **VP, Chief Accounting Officer** for NexCen Brands, Inc. (the **"Company"**). In this position, you will be reporting to **Mark Stanko, Chief Financial Officer.** The purpose of this letter is to summarize the terms of our offer.

1. Title – **VP, Chief Accounting Officer.**
2. Compensation - You will be paid by the Company at the rate of **$180,000** per annum, on a bi-weekly basis, less customary taxes and withholdings. Your annual base salary, including increases provided by us at any point in time, is referred to as your **"Annual Base Compensation."**
3. Stock Options – You will be eligible to receive a stock option grant to purchase up to **15,000** shares of the Company's Common Stock pursuant to the terms and conditions of the Company's 2006 Long Term Equity Incentive Plan. The decision to award a stock option grant to you, and the amount of any such grant, shall be at the sole discretion of the Company and is subject to the approval of the Compensation Committee of the Board of Directors of the Company. If options are granted, the option exercise price shall be an amount set by the Compensation Committee, which price is typically the closing price per share on the third trading day after the Company publicly announces its annual or quarter financial results, following the start of employment.
4. Bonus – As further compensation for your performance as a full time employee of all required services hereunder, and conditioned upon your full, faithful and diligent performance of all promises and undertakings herein, you may be eligible to receive a bonus (prorated the first year to your start date). Bonus compensation shall be at the Company's sole discretion, or pursuant to the Company's bonus plan then in effect.
5. Merit Increase - The Company's performance review and merit increase process is conducted on a calendar basis. You will be entitled to an annual performance review at which time you may be eligible for a merit increase based on your performance.
6. Fringe Benefits – As a full time employee, you will be eligible to participate in most of the fringe benefit programs provided by the Company's policies and benefit plan immediately after hire or, in the case of health insurance, on the first day of the month following 30 days of continuous, full-time employment. You will be eligible to participate in the Company's 401(k) program on the first day of the month following 90 days of continuous, full-time employment. The Company does not guarantee the continuance of any particular employee benefit plans or programs during the term of your employment, and your participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto as promulgated from time to time by the Company.
7. Paid-Time-Off – As a full time employee, your Paid-Time-Off (**"PTO"**) will be based on your years of service beginning with your start date at the Company. You will begin to accrue PTO as defined in the Company's Employee Policy & Procedure Manual (the **"Employee Manual"**). PTO must be pre-approved by your supervisor.

NexCen BRANDS, INC.

OFFER LETTER

8. Status and Work Week - Your position will be classified as exempt. (If your position is reclassified as non-exempt, you will be compensated for any overtime work in excess of a normal 40 hour work week at an hourly rate equal to one and one-half times your regular rate.)

9. Travel – If required, you will be reimbursed for approved business travel as defined in the Employee Manual.

10. Obligations - You shall, throughout the term of your employment: (a) devote your full business time and attention during your workweek to performing your responsibilities to the Company as set forth herein, and (b) observe and comply with applicable Company policies, rules and regulations, as set forth in the Employment Materials (hereinafter defined) or otherwise communicated to you from time to time.

11. Confidentiality - You agree to keep confidential and not to disclose the existence or substance of this letter agreement, except to your tax advisor and an attorney with whom you may choose to consult regarding this Letter agreement.

12. Employment Materials - You acknowledge that you have read and are familiar with all of the terms of the Employee Manual, and agree to observe and comply with the applicable policies, rules and regulations set forth therein. This letter agreement incorporates the policies outlined in the Employee Manual, and this letter agreement shall be interpreted in a manner to allow it to be consistent with the Employee Manual to the greatest extent possible. However, to the extent any of the terms of this Letter agreement directly conflict with any of the terms of the Employee Manual, this letter agreement shall govern and control.

13. Governing Law - This letter agreement shall be subject to and governed by the laws of the State of Georgia, irrespective of the fact that either party is or may become a resident of a different state and without regard to conflicts of law principles. We both hereby irrevocably submit and consent to the exclusive jurisdiction of the state and federal courts located in the State of Georgia with respect to any action or proceeding arising out of this letter agreement, or any matter arising there from or relating thereto. We both agree that any such action or proceeding must be litigated only in a state or federal court located in Atlanta, Georgia and we both waive any objection based on forum non conveniens and any objection to venue in connection therewith.

We are obliged to inform you that our offer is contingent upon: (i) submission of the appropriate documents that support your legal right to work in the United States as prescribed under the Immigration Reform and Control Act of 1986, (ii) executing an Employee Representation Letter, attached hereto, and (iii) receipt of satisfactory background and/or credit report. Such documents must be received no later than the third day in your new assignment with us. Also, as a matter of policy, it is our practice to verify the information contained in your application for employment and résumé. This will include, but will not be limited to, contacts with former employers, personal references and/or school officials. Any falsification of your application for employment may result in termination of your employment.

The above offer contemplates continuance of the Company's current policies, programs, and benefit plans. The Company reserves the right to improve, change, or delete those policies, programs, and benefits at any time, with or without notice.

Your employment relationship with the Company is for an unspecified period of time and is based on the continuation of mutual consent by the Company and you. Accordingly, your employment may be terminated by either the Company or by you, at will, with or without cause for any reason whatsoever.

You understand that neither this letter nor any other communication from the Company or its representatives are intended to create a contract or guarantee of continued employment and that a contract of employment may only

NexCen BRANDS, INC.

OFFER LETTER

be made in writing, signed by the Chief Executive Officer, President or Chief Financial Officer of the Company, and no representative of the Company has authority to make any commitment to the contrary.

By signing this letter below, you represent and warrant to the Company that you do not have any non-disclosure, non-solicitation, non-compete or other obligations to any previous employer or other person or entity that would conflict with or inhibit the performance of your duties to the Company.

You may indicate your acceptance of this offer by signing this letter agreement and sending the original document to:

Sherry Harrison
Vice President of Human Resources
NexCen Franchise Management, Inc.
1346 Oakbrook Drive
Suite 170
Norcross, GA 30093

If you have any questions, please do not hesitate to call Sherry at 770-514-4747.

Brian, welcome to the team! It is our sincere hope that your employment with the Company will provide you with the career opportunities and environment you seek where you can grow personally and professionally.

Sincerely,

NexCen Brands, Inc.
By: NexCen Brands, Inc., its authorized agent

By: ______________________
Kenneth J. Hall
Chief Executive Officer

AGREED AND ACCEPTED BY:

I, Brian Lane, acknowledge that I have read, understand and agree to the letter agreement terms as stated above.

Brian Lane

______________________ ______________________
Signature 9/15/09
Date

NexCen BRANDS, INC.

EMPLOYEE REPRESENTATION LETTER

1. Confidentiality

(a) While employed by the Company or otherwise acting in another capacity for the Company, you may necessarily acquire knowledge of Confidential Information (defined below). At all times, both during your employment or other affiliation with the Company and thereafter, you shall keep all Confidential Information in strictest confidence and trust. You hereby acknowledge and agree the Company has expended, and will continue to expend, considerable time, effort and expense to develop trade secrets and other Confidential Information and that the Company Confidential Information is unique and constitutes valuable property of the Company. You further acknowledge and agree that at all times the Confidential Information is owned by the Company (or disclosed to the Company by third parties) with an expectation of confidentiality and that you do not have any ownership or other proprietary interest in or to the Confidential Information, notwithstanding that it is necessary for the Company to disclose some or all of the Confidential Information to you in confidence in order for you to perform your duties for the Company.

(b) With respect to Confidential Information, you agree that:

(i) you shall use Confidential Information only in the performance of your duties for the Company, and you shall not use it at any time (during or after employment or other affiliation with the Company) for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company; and

(ii) You shall not disclose any Confidential Information at any time (during or after employment or any other affiliation with the Company) except to authorized personnel of the Company unless a principal of the Company consents in advance in writing or unless the information becomes generally of public knowledge through no act by, or omission of, you.

For purposes hereof, "Confidential Information" means all non-public or proprietary information, data, trade secrets, "know-how" or technology with respect to any business activities, affairs, customers, suppliers, objectives or strategies of the Company, including without limitation information and materials relating to the financial condition, operations or performance of the Company.

2. Records and Other Material. You agree that all records, files, memoranda, reports, customer lists, programs, and any other similar records or documents, in any format, relating to the business of the Company (including without limitation those which may have been used or prepared by you, whether or not part of the Confidential Information), remain the sole personal property of the Company and remain at all times, both during and after your employment or other affiliation with the Company in the control of the Company. You hereby agree that upon the termination of your employment or other affiliation with the Company for any reason whatsoever, you shall immediately surrender all such records and documents, and all copies thereof, together with any other Company property in your possession, to the Company.

3. No Solicitation of Customers or Employees. For a period (the "Restricted Period") commencing on the date hereof and terminating one (1) year after the termination of your employment for any reason, you agree that you will not, directly or indirectly (whether as an owner, partner, shareholder, agent, member, manager, officer, director, employee, independent contractor, consultant, or otherwise):

NeXCen BRANDS, INC.

EMPLOYEE REPRESENTATION LETTER

(A) Solicit, (except in the normal course of your employment with the Company), or assist any third party in soliciting, any person or entity that is or was at any time within the 24 months prior to the solicitation, a customer or franchisee of the Company or its affiliates; or

(B) Solicit or induce, or assist any third party in soliciting or inducing, any employee or independent contractor of Company to leave its employ or work for any entity engaged in competition with the Company or its affiliates.

4. Non-Disparagement and Non-Interference. You hereby agree that, during the course of your employment with the Company and at all times thereafter, you will not for any reason whatsoever, directly or indirectly, in any way (i) disparage (orally or in writing) the Company or its affiliates or their agents or representatives to any person or entity, defame the Company or its affiliates' business or capabilities, plans or management to any client, media, competitor or any other person or entity, or do anything else to affect adversely the goodwill of the Company or its affiliates, or (ii) interfere with any of the Company or its affiliates' business relationships, including, without limitation, those with customers, consultants, lenders, lessors, insurance companies and other agents.

5. Interpretation of Covenants. Each of the covenants in Sections 1 through 4 is construed as independent covenants. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy or any of the covenants set forth in Sections 1 through 4 not fully enforceable, the other provisions of Sections 1 through 4, and the employment letter to which such Sections are attached shall nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

6. Reasonable Restrictions. You acknowledge and agree that the restrictions set forth in Sections 1 through 4 are reasonable and necessary to protect the Company legitimate business interests.

7. Damages Inadequate Remedy. You understand and agree that if you breach or threaten to breach any of the provisions in Sections 1 through 4, the Company would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, you agree that, in the event of your breach or threatened breach the Company shall have the right to injunctive relief and other equitable relief in addition to any other remedies that may be available.

AGREED AND ACCEPTED BY:

I, Brian Lane, acknowledge that I have read, understand and agree to the Employee Representation Agreement terms as stated above.

Brian Lane

[signature] 9/15/09

Signature Date